FIFTH AMENDMENT

TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of August 21, 2013, to the Fund Accounting Servicing Agreement (the “Agreement”) dated as of March 25, 2010, as amended August 25, 2010, August 25, 2011, November 16, 2012, and February 27, 2013 is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add a Fund to the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:		By:
Name:	Ronald R. Redell	Name:	Michael R. McVoy
Title:	President	Title:	Executive Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement –

DoubleLine Funds Trust

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Total Return Bond Fund

DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Low Duration Bond Fund

DoubleLine Floating Rate Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Shiller Enhanced CAPE

And any other Funds listed in the then current Prospectus.

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